NEWS RELEASE

Coeur Reports Third Quarter Production Results

Chicago, Illinois - October 6, 2015 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE:CDE) today announced preliminary third quarter production of 3.8 million ounces of silver and 85,658 ounces of gold, or 9.0 million silver equivalent1 ounces. Coeur is maintaining its 2015 total production guidance of 33.1 - 35.9 million silver equivalent1 ounces.
Quarterly Production Results
3Q 2015 Operational Results

Third quarter operational highlights for each of the Company's mines are provided below.

Palmarejo, Mexico	3Q 2015	2Q 2015	1Q 2015	4Q 2014	3Q 2014
Underground Operations:
Tons mined	190,399	172,730	149,150	187,729	169,656
Average silver grade (oz/t)	4.11	3.90	4.34	4.49	4.92
Average gold grade (oz/t)	0.10	0.09	0.07	0.06	0.10
Surface Operations:
Tons mined	247,071	257,862	281,481	320,802	343,001
Average silver grade (oz/t)	3.56	3.47	3.79	2.90	3.09
Average gold grade (oz/t)	0.03	0.03	0.04	0.03	0.03
Processing:
Total tons milled	427,635	435,841	451,918	510,813	518,212
Average recovery rate – Ag	87.9%	78.5%	78.7%	80.2%	82.7%
Average recovery rate – Au	84.7%	76.2%	73.9%	78.7%	86.9%
Silver production ounces (000's)	1,422	1,247	1,354	1,444	1,533
Gold production ounces	22,974	18,127	15,495	15,237	22,514
Silver-equivalent production ounces (000's)	2,800	2,335	2,284	2,358	2,884

1. Silver and gold equivalence calculated using a 60:1 silver to gold ratio.

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Underground mining rates continue to climb as production transitions to the Guadalupe deposit and - beginning in early 2016 - the nearby Independencia deposit, which was consolidated through the recent acquisition of Paramount Gold and Silver.

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Daily mining rates at Guadalupe averaged more than 1,400 tons per day during the quarter, which is expected to trigger the accelerated payment of the remaining unpaid amount of the $22 million total deposit from an affiliate of Franco-Nevada Corporation under the gold stream agreement entered into in October 2014.

•	Third quarter production increased 20% mostly due to higher mining rates at Guadalupe and due to production from higher-grade areas of the open pit and historic underground zones.

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Higher proportions of Guadalupe ore and an increase in sulfide content in open-pit ore contributed to higher recovery rates for both silver and gold. This strong recovery performance is expected to be maintained in the fourth quarter.

Rochester, Nevada	3Q 2015	2Q 2015	1Q 2015	4Q 2014	3Q 2014
Tons placed	4,128,868	3,859,965	4,013,879	3,876,944	3,892,421
Average silver grade (oz/t)	0.59	0.61	0.74	0.60	0.51
Average gold grade (oz/t)	0.003	0.003	0.004	0.004	0.005
Silver production ounces (000's)	1,086	1,294	1,144	1,170	1,156
Gold production ounces	10,892	16,411	13,721	15,764	11,702
Silver-equivalent production ounces (000's)	1,740	2,279	1,967	2,116	1,858

•	Silver equivalent production at Rochester declined due to timing of leaching on the Stage III leach pad.

•	Fourth quarter production is expected to rebound, with full-year silver equivalent production remaining on track to increase 15% - 30% compared to 2014.

Kensington, Alaska	3Q 2015	2Q 2015	1Q 2015	4Q 2014	3Q 2014
Tons milled	165,198	170,649	164,951	167,417	145,097
Average gold grade (oz/t)	0.19	0.18	0.24	0.21	0.23
Average recovery rate	93.6%	94.9%	94.8%	94.2%	93.0%
Gold production ounces	28,688	29,845	33,909	33,533	30,773

•	Production declined 4% in the third quarter due to lower recovery rates and mill throughput, partially offset by a slight increase in head grades.

•	Development of the decline into the high-grade Jualin deposit commenced during the quarter. Underground drilling of Jualin is expected to begin during the first quarter of 2016.

Wharf, South Dakota	3Q 2015	2Q 2015	1Q 2015	4Q 2014	3Q 2014
Tons placed	1,149,744	887,409	415,996	—	—
Average gold equivalent grade (oz/t)	0.035	0.025	0.020	—	—
Gold equivalent production ounces	23,427	16,794	6,609	—	—

•	Gold equivalent production increased 40% in the third quarter mainly due to resumed mining in the higher-grade Golden Reward pit.

•	Fourth quarter gold equivalent production is expected to exceed the third quarter.

San Bartolomé, Bolivia	3Q 2015	2Q 2015	1Q 2015	4Q 2014	3Q 2014
Tons milled	373,201	457,232	406,951	454,136	471,938
Average silver grade (oz/t)	3.76	3.73	3.65	3.77	3.70
Average recovery rate	84.0%	87.6%	81.6%	88.0%	86.5%
Silver production ounces (000's)	1,178	1,495	1,213	1,506	1,509

•	Third quarter production declined due to a three-week cessation of mining activity in July caused by political protests in Potosi, Bolivia.

•	Fourth quarter tons milled and production are expected to rebound to levels consistent with the second quarter.

Endeavor, Australia	3Q 2015	2Q 2015	1Q 2015	4Q 2014	3Q 2014
Silver production ounces (000's)	121	204	133	191	141

•	Silver production received from the Company's silver stream from the Endeavor mine in Australia decreased by 41% in the third quarter.
2015 Production Outlook
Coeur's 2015 total silver and gold production guidance is unchanged as shown below.

(silver and silver equivalent ounces in thousands)	Silver	Gold	Silver Equivalent
Palmarejo	4,200 - 4,700	62,000 - 67,000	7,920 - 8,720
San Bartolomé	5,300 - 5,500	—	5,300 - 5,500
Rochester	4,700 - 5,000	55,000 - 65,000	8,000 - 8,900
Endeavor	500 - 600	—	500 - 600
Kensington	—	115,000 - 125,000	6,900 - 7,500
Wharf	—	74,000 - 78,000	4,440 - 4,680
Total	14,700 - 15,800	306,000 - 335,000	33,060 - 35,900

Financial Results and Conference Call
Coeur will report its full operational and financial results for the third quarter 2015 on November 2, 2015 after the New York Stock Exchange closes for trading. There will be a conference call on November 3, 2015 at 11:00 a.m. Eastern time.
Dial-In Numbers:     (855) 560-2581 (US)
(855) 669-9657 (Canada)
                                (412) 542-4166 (International)
Conference ID:        Coeur Mining, Inc.

The conference call and presentation will also be webcast on the Company’s website www.coeur.com.
Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Peter C. Mitchell, Senior Vice President and Chief Financial Officer, Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer, Hans Rasmussen, Vice President of Exploration, and other members of management.

A replay of the call will be available through November 17, 2015.
Replay numbers:      (877) 344-7529 (US)
(855) 669-9658 (Canada)
                            (412) 317-0088 (International)
Conference ID:        100 73 689
About Coeur
Coeur Mining is the largest U.S.-based primary silver producer and a significant gold producer with five precious metals mines in the Americas employing approximately 2,100 people. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, and the Wharf gold mine in South Dakota. The Company also has a non-operating interest in the Endeavor mine in Australia in addition to royalties on the Cerro Bayo mine in Chile, the El Gallo complex in Mexico, the Zaruma mine in Ecuador, and the Correnso mine in New Zealand. In addition, the Company has two silver-gold exploration projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company also conducts ongoing exploration activities in Alaska, Argentina, Bolivia, Mexico, and Nevada. The Company owns strategic investment positions in several silver and gold development companies with projects in North and South America.
Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, tons milled, grades, margins, recovery rates, operations at Palmarejo, and development efforts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
Dana Willis, Coeur's Director, Resource Geology and a qualified person under Canadian National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.
Silver and gold equivalence calculated using a 60:1 silver to gold ratio.

For Additional Information:
Bridget Freas, Director, Investor Relations

(312) 489-5819
www.coeur.com